UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2005

International Steel Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31926	71-0871875

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(330) 659-9100

N.A.

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     V. John Goodwin entered into an Agreement (the “Separation Agreement”) with International Steel Group Inc. (the “Company”) pursuant to which Mr. Goodwin will resign from his position as Chief Operating Officer of the Company, which resignation is conditioned upon the consummation of the previously announced merger of the Company with a subsidiary of Mittal Steel Company N.V. (the “Merger”). In the event of the consummation of the Merger, the Separation Agreement will be effective as of April 1, 2005.

     The Separation Agreement provides, in the event of the consummation of the Merger, for the aggregate payment of $2,313,927, to Mr. Goodwin, which includes $1,989,648 in severance compensation, $15,625 in accrued salary, $27,404 for unused vacation time and $281,250 representing the amount earned under the ISG Officers Cash and Stock Bonus Plan during the first quarter of 2005, and specified rights of participation in certain of the Company’s benefit plans. The Separation Agreement further provides that Mr. Goodwin will be subject to non-competition and confidentiality obligations for a specified period of time, and the release by Mr. Goodwin of any claims he may have against the Company.

Item 1.02. Termination of a Material Definitive Agreement.

     In connection with the execution of the Separation Agreement as described in Item 1.01 above, and contingent upon the consummation of the Merger, the employment agreement between the Company and Mr. Goodwin, dated as of March 31, 2004, will be terminated, and the payment made to him pursuant to the Separation Agreement will be in lieu of any payments that would have been payable pursuant to his employment agreement.

     The employment agreement for Mr. Goodwin had an initial term that would have expired on December 31, 2005 and, following the initial term, would have automatically be extended by one year on each December 31 unless either party to the agreement provided notice of the intent not to renew the agreement by September 30 of such year. The agreement provided for an annual base salary of $375,000 and also that Mr. Goodwin would (a) receive an annual bonus in accordance with the ISG Officer Cash and Stock and Bonus Plan, (b) be eligible to participate in the Company’s 401(k) plan, (c) be entitled to participate in the Company’s disability program, (d) be eligible to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by the Company from time to time and (e) be eligible to receive awards under any stock option plan as in effect from time to time.

     In the case of a termination of employment by the Company without “cause” or by Mr. Goodwin for “good reason,” Mr. Goodwin would have been entitled to a severance payment equal to two times his usual base salary and bonus compensation (using the average bonus over the past three years or if he was employed for less than three years, such shorter period). Mr. Goodwin would also have been entitled to health care and major medical coverage for two years following termination.

     The employment agreement also included non-competition, non-solicitation and confidentiality obligations on the part of Mr. Goodwin.

2

     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On March 31, 2005, Mr. Goodwin provided notice to the Company that he would resign from his position as Chief Operating Officer in the event of the consummation of the Merger. As described in Item 1.01, the Company subsequently entered into a Separation Agreement with Mr. Goodwin providing that in the event of the consummation of the Merger, he would resign from the position of Chief Operating Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description

10.1	Agreement, dated as of April 1, 2005, between International Steel Group Inc. and V. John Goodwin.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005

INTERNATIONAL STEEL GROUP INC.
By	/s/ Lonnie A. Arnett

Name: Lonnie A. Arnett Title: Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated as of April 1, 2005, between International Steel Group Inc. and V. John Goodwin.